February 8, 2017

RAVE Restaurant Group, Inc. Reports Second Fiscal Quarter Financial Results
RAVE Attains New Leadership

Dallas, Texas – RAVE Restaurant Group, Inc. (NASDAQ:RAVE) today reported financial results for the second quarter of fiscal 2017 ended December 25, 2016.
Second Quarter Highlights:
•	Total consolidated revenue decreased 3.4% to $14.8 million compared to $15.3 million in the second quarter of fiscal 2016.
•	Pie Five comparable store retail sales decreased 17.4% from the same period of the prior year.
•	Pie Five system-wide retail sales increased 9.7%, while average weekly sales declined 14.7%, year over year.
•	Pizza Inn domestic comparable store retail sales decreased 1.2% from the same period of the prior year, while total domestic retail sales increased by 0.4%.
•	Net loss of $7.9 million was $3.1 million greater than the same quarter of the prior year primarily due to increased impairments and other lease charges, and losses from the sale of assets.
•	On a fully diluted basis, the loss was $0.74 per share for the second quarter of fiscal 2017, compared to a loss of $0.45 per share for the same period of the prior year.
•	Adjusted EBITDA of ($1.2) million was $1.2 million less than the same quarter of the prior year.
•	Company-owned Pie Five operating cash flow decreased $0.3 million from the same period of the prior year.
•	Net addition of seven Pie Five restaurants during the quarter brought the total Pie Five restaurants open at the end of the quarter to 99.
"We are aggressively exploring bold new strategies that can be deployed to ultimately improve financial performance," said Scott Crane, Chief Executive Officer for Rave Restaurant Group, Inc. "Over the next year we will be addressing underperforming markets while also improving the overall customer experience at all of our restaurants."

Second Quarter Fiscal 2017 Operating Results
Revenues of $14.8 million and $30.2 million for the second quarter and year to date fiscal 2017 were 3.4% lower and 1.3% higher, respectively, than the same periods of the prior year.  For the three and six months ended December 25, 2016, the Company reported a net loss of $7.9 million and $9.4 million, respectively, compared to a loss of $4.8 million and $5.4 million for the comparable periods of the prior year.  On a fully diluted basis, the loss was $0.74 per share and $0.89 per share for the second quarter and year to date fiscal 2017, compared to a loss of $0.47 per share and $0.52 per share for the same periods of the prior year.  The increased losses for the three and six month periods ended December 27, 2015 were primarily the result of a $4.8 million non-cash impairment expense in the second quarter of fiscal 2017 related to the carrying value of Company-owned Pie Five restaurants, as well as other lease charges and losses on sale of assets.  In addition, the Company continued to provide a full valuation allowance against its deferred tax assets.  Adjusted EBITDA declined $1.2 million and $1.7 million for the three and six month periods ended December 25, 2016, to $(1.2) million and $(1.4) million, respectively.  The decline in Adjusted EBITDA was driven by executive search fees and bad debt expenses totaling $0.5 million, as well as decreased average unit volumes at company Pie Five locations.

Pie Five system-wide retail sales increased 9.7% for the second quarter of fiscal 2017 when compared to the same period in the prior year driven by a 31.1% increase in average units open, while system-wide average weekly sales decreased by 14.7%, year over year.  Comparable store retail sales decreased by 17.4% for the most recent fiscal quarter compared to the same period in the prior year.     Year to date, Pie Five system-wide retail sales increased 21.6% compared to the prior year driven by a 40.9% increase in average units open, while system-wide average weekly sales declined 13.7% year over year.  Comparable store retail sales decreased 16.1% during the first six months of fiscal 2017 compared to the same period of the prior year.  The Company continues to believe that increased competition within the fast-casual segment and general industry softness contributed to weakened trends within the Pie Five system.

Pizza Inn total domestic retail sales increased 0.4% and decreased 0.6% for the three and six months ended December 25, 2016 compared to the same periods of the prior year.  Pizza Inn domestic comparable store retail sales decreased 1.2% and 0.5% for the three and six months ended December 25, 2016 compared to the same periods of the prior year.

"Restaurant trends around the country continue to be challenging," said Crane. "The Pie Five system continues to add new locations and is addressing sales trends through the testing of new sales channels and menu innovation.  Pizza Inn continues to see progress through enhanced franchisee engagement and the addition of initiatives such as the new loyalty program and refreshed branding."
Development Review
In the second quarter of fiscal 2017, eight new franchised Pie Five restaurants were opened, while one franchised restaurant was closed, bringing the fiscal quarter-end total unit count to 99 restaurants.
"We continue to see growth of the Pie Five system in key markets," said Crane.  "We are excited to see additional traditional and non-traditional opportunities for further development."
Rights Offering Continues

RAVE has previously announced a rights offering for up to $3.0 million of its 4% Convertible Senior Notes due 2022.  Pursuant to the rights offering, existing RAVE shareholders have the opportunity to purchase their proportionate share of the convertible notes at the par value of $100 per note.  The subscription period is presently scheduled to terminate at 5:00 p.m., Dallas, Texas time, on February 13, 2017, but may be extended by the Company for up to 30 days.  The terms of the rights offering and the convertible notes are described in the final prospectus that has been filed with the Securities and Exchange Commission and is also available at http://raverg.investorroom.com/SEC-filings.
Conference Call
A conference call and audio webcast has been scheduled for 5:00 p.m. Central time today to discuss these results. Details of the conference call are as follows:
Date:	Wednesday, February 8, 2017
Time:	5:00 p.m. Central time
Dial-In #:	1-877-870-4263 U.S. & Canada
1-412-317-0790 International

Alternatively, the conference call will be webcast at raverg.com. A web-based archive of the conference call will also be available at the above website.
 Non-GAAP Financial Measures
The Company uses certain non-GAAP financial measures in evaluating operating performance.  These non-GAAP financial measures should not be viewed as an alternative or substitute for its financial statements prepared in accordance with generally accepted accounting principles.  Adjusted EBITDA represents earnings before interest, taxes, depreciation and amortization, stock compensation expense, pre-opening expense, gain/loss on sale of assets, costs related to impairment, other lease charges, non-operating store costs and discontinued operations.  A reconciliation of Adjusted EBITDA to net income is included with the accompanying financial statements.

Note Regarding Forward Looking Statements
Certain statements in this press release, other than historical information, may be considered forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, and are intended to be covered by the safe harbors created thereby. These forward-looking statements are based on current expectations that involve numerous risks, uncertainties and assumptions.  Assumptions relating to these forward-looking statements involve judgments with respect to, among other things, future economic, competitive and market conditions, regulatory framework and future business decisions, all of which are difficult or impossible to predict accurately and many of which are beyond the control of RAVE Restaurant Group, Inc.  Although the assumptions underlying these forward-looking statements are believed to be reasonable, any of the assumptions could be inaccurate and, therefore, there can be no assurance that any forward-looking statements will prove to be accurate.  In light of the significant uncertainties inherent in these forward-looking statements, the inclusion of such information should not be regarded as a representation that the objectives and plans of RAVE Restaurant Group, Inc. will be achieved.
About RAVE Restaurant Group, Inc.
Founded in 1958, Dallas-based RAVE Restaurant Group [NASDAQ: RAVE] owns, operates and franchises more than 300 Pie Five Pizza Co. and Pizza Inn restaurants domestically and internationally. Pie Five Pizza Co. is a leader in the rapidly growing fast-casual pizza space offering made-to-order pizzas ready in under five minutes. Pizza Inn is an international chain featuring freshly made pizzas, along with salads, pastas, and desserts. The Company's common stock is listed on the Nasdaq Capital Market under the symbol "RAVE". For more information, please visit www.raverg.com.

Contact:
Jami Zimmerman
RAVE Restaurant Group, Inc.
469-384-5000

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(In thousands, except per share amounts)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015

REVENUES:	$14,792	$15,311	$30,248	$29,847

COSTS AND EXPENSES:
Cost of sales	13,372	13,139	27,254	25,489
General and administrative expenses	2,175	1,694	4,078	3,263
Franchise expenses	984	949	1,836	1,808
Pre-opening expenses	47	304	66	736
Loss on sale of assets	656	-	699	-
Impairment of long-lived assets and other lease charges	5,197	1,010	5,366	1,010
Bad debt	298	128	351	231
Interest expense	2	2	2	3
Total costs and expenses	22,731	17,226	39,652	32,540

LOSS FROM CONTINUING OPERATIONS BEFORE TAXES	(7,939)	(1,915)	(9,404)	(2,693)
Income tax expense	5	2,892	19	2,634
LOSS FROM CONTINUING OPERATIONS	(7,944)	(4,807)	(9,423)	(5,327)

Income (loss) from discontinued operations, net of taxes	19	(23)	2	(60)
NET LOSS	$(7,925)	$(4,830)	$(9,421)	$(5,387)

LOSS PER SHARE OF COMMON STOCK - BASIC:
Loss from continuing operations	$(0.75)	$(0.47)	$(0.89)	$(0.52)
Income (loss) from discontinued operations	0.01	-	-	-
Net loss	$(0.74)	$(0.47)	$(0.89)	$(0.52)

LOSS PER SHARE OF COMMON STOCK - DILUTED:

Loss from continuing operations	$(0.74)	$(0.45)	$(0.89)	$(0.50)
Income (loss) from discontinued operations	$-	-	$-	-
Net loss	$(0.74)	$(0.45)	$(0.89)	$(0.50)

Weighted average common shares outstanding - basic	10,657	10,314	10,575	10,310

Weighted average common and
potential dilutive common shares outstanding	10,681	10,770	10,638	10,859

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(In thousands, except share amounts)

	December 25,	June 26,
ASSETS	2016 (unaudited)	2016

CURRENT ASSETS
Cash and cash equivalents	$1,098	1,104
Accounts receivable, less allowance for bad debts
accounts of $551 and $198, respectively	2,430	2,780
Notes receivable	120	167
Inventories	199	197
Income tax receivable	194	194
Property held for sale	327	-
Prepaid expenses and other	264	430
Total current assets	4,632	4,872

LONG-TERM ASSETS
Property, plant and equipment, net	5,839	12,979
Long-term notes receivable	328	382
Deposits and other	230	272
Total assets	$11,029	$18,505

LIABILITIES AND SHAREHOLDERS' EQUITY
CURRENT LIABILITIES
Accounts payable - trade	$4,495	3,815
Short-term debt	1,000	-
Accrued expenses	1,104	1,220
Deferred rent	120	160
Deferred revenues	128	304
Total current liabilities	6,847	5,499

LONG-TERM LIABILITIES
Deferred rent, net of current portion	1,497	1,710
Deferred revenues, net of current portion	1,370	1,440
Other long-term liabilities	437	453
Total liabilities	10,151	9,102

COMMITMENTS AND CONTINGENCIES (See Note 2)

SHAREHOLDERS' EQUITY
Common stock, $.01 par value; authorized 26,000,000
shares; issued 17,775,951 and 17,460,951 shares, respectively;
outstanding 10,656,551 and 10,341,551 shares, respectively	178	175
Additional paid-in capital	26,671	25,778
Retained earnings (Accumulated Deficit)	(1,335)	8,086
Treasury stock at cost
Shares in treasury: 7,119,400	(24,636)	(24,636)
Total shareholders' equity	878	9,403
	$11,029	$18,505

RAVE RESTAURANT GROUP, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(In thousands)
(Unaudited)

	Six Months Ended
	December 25,	December 27,
	2016	2015

CASH FLOWS FROM OPERATING ACTIVITIES:

Net loss	$(9,421)	$(5,387)
Adjustments to reconcile net loss to
cash provided by (used in) operating activities:
Depreciation and amortization	1,539	1,118
Impairment of long-lived assets	4,773	1,010
Stock compensation expense	90	90
Deferred income taxes	-	2,593
Loss on sale/disposal of assets	699	2
Provision for bad debt	351	231
Changes in operating assets and liabilities:
Notes and accounts receivable	100	214
Inventories	(2)	(54)
Accounts payable - trade	680	1,257
Accrued expenses	(132)	(328)
Deferred rent	(253)	426
Deferred revenue	(246)	165
Prepaid expenses and other	182	136
Cash (used in) provided by operating activities	(1,640)	1,473

CASH FLOWS FROM INVESTING ACTIVITIES:
Proceeds from sale of assets	45	14
Capital expenditures	(217)	(6,471)
Cash used in investing activities	(172)	(6,457)

CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from sale of stock	-	773
Proceeds from stock options	806	-
Net change in debt	1,000	-
Cash provided by financing activities	1,806	773

Net decrease in cash and cash equivalents	(6)	(4,211)
Cash and cash equivalents, beginning of period	1,104	5,958
Cash and cash equivalents, end of period	$1,098	$1,747

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SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION

CASH PAYMENTS FOR:

Interest	$-	$1
Income taxes - net	$25	$5

RAVE RESTAURANT GROUP, INC.
RECONCILIATION OF NON-GAAP FINANCIAL MEASURES
(In thousands)
(Unaudited)

	Three Months Ended		Six Months Ended
	December 25,	December 27,	December 25,	December 27,
	2016	2015	2016	2015
Net loss	$(7,925)	$(4,830)	$(9,421)	$(5,387)
Interest expense	2	2	2	3
Income Taxes	5	2,892	19	2,634
Income Taxes--Discontinued Operations	-	(12)	(9)	(31)
Depreciation and amortization	749	601	1,539	1,118
EBITDA	$(7,169)	$(1,347)	$(7,870)	$(1,663)
Stock compensation expense	45	45	90	90
Pre-opening costs	47	304	66	736
Loss on sale/disposal of assets	656	-	699	-
Impairment charges, non-operating store costs and discontinued operations	5,242	1,059	5,652	1,126
Adjusted EBITDA	$(1,179)	$61	$(1,363)	$289